EXHIBIT 5

August 11, 2000


Eastman Kodak Company
343 State Street
Rochester, New York 14650

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Eastman Kodak Company, a New Jersey corporation ("Kodak").

With respect to the Registration Statement on Form S-8 (the "Registration Statement") filed today by Kodak with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 22,000,000 shares of common stock, $2.50 par value, of Kodak (the "Shares") to be granted to participants under, or issued upon the exercise of options and stock appreciation rights, or issued in connection with other awards granted under the 2000 Omnibus Long-Term Compensation Plan (the "Plan"), I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and other documents and instruments, and such questions of law, as I have considered necessary or desirable for the purpose of this opinion.

Based on the foregoing, I am of the opinion that the Shares will, when the Registration Statement has become effective and the Shares have been issued and delivered as contemplated in the Plan, be legally issued, fully paid, and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/Gary P. Van Graafeiland
                                    -------------------------
                                   Gary P. Van Graafeiland
                                   Senior Vice President
                                   and General Counsel